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                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                     YAMAHA MOTOR RECEIVABLES CORPORATION



                 --------------------------------------------


                                 INTRODUCTORY

         This is the AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
YAMAHA MOTOR RECEIVABLES CORPORATION, duly adopted by consent of the Board of Directors of Yamaha Motor Receivables Corporation (the "Corporation") and vote of the shareholders of the Corporation in accordance with Section 245(b) of the General Corporation Law of the State of Delaware. "Yamaha Motor Receivables Corporation" is the name under which the Corporation was originally incorporated on December 2, 1993.


                                  ARTICLE I

                                     NAME

                  The name of the Corporation is Yamaha Motor Receivables Corporation.


                                  ARTICLE II

                    REGISTERED OFFICE AND REGISTERED AGENT

                  The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                 ARTICLE III

                              CORPORATE PURPOSES

                  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in the following activities:

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                  (a)      to acquire from time to time any or all right,
title and interest in, to and under all or any of the following: (i) wholesale receivables generated from time to time in a portfolio of revolving financing arrangements with dealers in products manufactured, sold, leased or brokered by, or incorporating products manufactured, sold, leased or brokered by, Yamaha Motor Company, Ltd., Yamaha Motor Manufacturing Corporation of America, Tennessee Watercraft, Inc. or any affiliate thereof (such products, "Yamaha Products"), (ii) leases of Yamaha Products and/or other products sold or leased by dealers in Yamaha Products (such other products, "Other Dealer Products") and
(iii) open-end credit account receivables due from purchasers of Yamaha Products and/or Other Dealer Products, consumer and commercial loans due from purchasers of Yamaha Products and/or Other Dealer Products, including retail installment sales contracts with respect to Yamaha Products and/or Other Dealer Products;
(iv) security interests and liens in or upon, and/or title to, Yamaha Products and/or Other Dealer Products and/or other collateral securing, relating to, or arising in connection with all or any of the foregoing; (v) insurance policies related to all or any of the foregoing; (vi) agreements, documents, and instruments related to all or any of the foregoing; (vii) monies due under or owed or owing in respect of all or any of the foregoing, including, without limitation, proceeds (including proceeds of proceeds), fees and charges; and
(viii) all other rights with respect to all or any of the foregoing (collectively, "Receivables");

                  (b) to purchase, acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Receivables and to enter into any related agreements, documents and/or instruments with any affiliates;

                  (c) to transfer all or certain of the Receivables to trusts (the "Trusts") pursuant to one or more pooling and servicing agreements or other agreements (the "Agreements") to be entered into by and among, among others, the Corporation, the trustee or trustees named therein (collectively, the "Trustee") and any other entity or entities acting as servicer or servicers of such Receivables;

                  (d) to issue and sell one or more series and classes of certificates, bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Receivables and/or by certificates of any class issued by one or more Trusts and/or by designated assets (collectively, the "Certificates"), provided that no such Certificate shall impose liability on the Corporation except to the extent of the one of more pools of Receivables and/or the Certificates securing or collateralizing such Certificates and/or the designated assets;

                  (e) to hold and enjoy all of the rights and privileges of any certificates issued by the Trusts to the Corporation under the related Agreements and to hold and enjoy all of the rights and privileges of any class of any series of Certificates, including any class of Certificates which may be subordinate to any other class of Certificates and except to the extent otherwise provided in any Certificate or Agreement, to sell, assign, pledge or otherwise transfer any such Certificates or any interest therein;

                  (f) to perform its obligations under the Agreements pursuant to which any Certificates are issued; and

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                  (g)      to engage in any activity and to exercise any powers
permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.


                                   ARTICLE IV

                             CORPORATE RESTRICTIONS

                  (a) Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the prior written consent of each nationally recognized rating agency which has been requested by the Corporation to rate any issue of any series or class of Certificates issued pursuant to any Agreement and which is then rating such Certificates, do any of the following:

                           (i) engage in any business or activity other than those set forth in Article III;

                           (ii) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (x) any indebtedness incurred in connection with Certificates and (y) any indebtedness to Yamaha Motor Corporation, U.S.A. or any affiliate thereof incurred in connection with the acquisition of Receivables, which indebtedness shall be subordinated to all other obligations of the Corporation;

                           (iii) dissolve or liquidate; consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

                                    (x)     the entity (if other than the
                  Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized and existing under the laws of any State of the United States or the District of Columbia, expressly assumes the due and punctual payment or performance of, any and all obligations of the Corporation, including those obligations of the Corporation under any Agreement, and has a Certificate of Incorporation containing provisions substantially identical to the provisions of Article III, this Article IV, Article XIV and Article XVI; and

                                    (y)     immediately after giving effect to
                  the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness; or

                           (iv) without the affirmative vote of 100% of the members of the Board of Directors of the Corporation, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a

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         petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action.

                  (b) The Board of Directors shall at all times include at least two individuals who are Independent Directors. An "Independent Director" shall be an individual who is not at such time, and shall not have been at any time during the preceding five years, a director, officer, employee or affiliate of Yamaha Motor Company, Ltd. or any of its subsidiaries or affiliates, or of any major creditor thereof, and who is not the beneficial owner, at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director, of more than 1,000 shares in the aggregate of all classes of common stock of Yamaha Motor Company, Ltd. or any of its other subsidiaries or affiliates, or if greater, such number of shares the value of which constitutes more than 10% of such individual's net worth. The term "major creditor" shall mean a financial institution to which Yamaha Motor Company, Ltd. or any of its other subsidiaries or affiliates has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Director adversely to the interests of the Corporation when its interests are adverse to those of Yamaha Motor Company, Ltd. or any of its other subsidiaries or affiliates.

                  (c) Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, after March 31, 1995, have the power to:

                           (i)      transfer Receivables to a Trust in
         contemplation of the issuance of Certificates by such Trust, or

                           (ii) issue additional Certificates (any such Certificates, the "Additional Certificates"),

                  unless each nationally recognized rating agency which has been requested by the Corporation or the Trust to rate any issue of outstanding Certificates, whether issued by a Trust or the Corporation, and which has issued such a rating, confirms in writing that the issuance of the Additional Certificates, in and of itself, will not cause such rating agency to lower or downgrade its then current rating on the outstanding Certificates; provided that, for purposes of this limitation, Receivables transferred to Trusts and Additional Certificates shall not include any Receivables transferred to, or Certificates issued by or in connection with, either the Yamaha Motor Master Trust, a trust organized under the laws of New York, pursuant to a Master Pooling and Servicing Agreement, dated as of March 1, 1994, as amended or supplemented, or Yamaha Motor Owner Trust, a Delaware business trust.

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                                  ARTICLE V

                                 CAPITAL STOCK

                  The total number of shares of capital stock that the Corporation shall have authority to issue is ten thousand (10,000) shares designated as Common Stock and the par value of each such share of Common Stock is one dollar ($1.00), amounting in the aggregate to ten thousand dollars ($10,000).


                                   ARTICLE VI

                          DENIAL OF PREEMPTIVE RIGHTS

                  No holder of any class of capital stock of the Corporation, whether now or hereafter authorized, shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for capital stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property or services.


                                  ARTICLE VII

                              DIRECTORS PROTECTED

                  A director shall be fully protected in relying in good faith upon the books of account or other records of the Corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board of Directors as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation's capital stock might properly be purchased or redeemed.


                                  ARTICLE VIII

                              CORPORATE EXISTENCE

                  The Corporation is to have perpetual existence.

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                                  ARTICLE IX

                  NO LIABILITY OF HOLDERS OF CAPITAL STOCK FOR
                                CORPORATE DEBTS

                  The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.


                                   ARTICLE X

                          POWERS OF BOARD OF DIRECTORS

                  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

                  (a) To make, alter, amend or repeal the By-Laws, except as otherwise expressly provided in any By-Law made by the holders of the capital stock of the Corporation entitled to vote thereon. Any By-Law may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for that purpose.

                  (b) Subject to the provisions of Article III, to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage or otherwise encumber, work, improve, develop, divide and otherwise handle, deal in, dispose of real estate, real and personal property and any interest or right therein.

                  (c) To determine the use and disposition of any surplus and net profits of the Corporation, including the determination of the amount of working capital required, to set apart out of any of the funds of the Corporation, whether or not available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  (d) To designate, by resolution passed by a majority of the whole Board of Directors, one or more committees, each committee to consist of one or more directors of the Corporation, which, to the extent provided in the resolution designating the committee or in the By-Laws of the Corporation, shall, subject to the limitations prescribed by law, have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require such seal. Such committee or committees shall have such name or names as may be provided in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by a majority of the whole Board of Directors.

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                  (e)      To adopt such pension, retirement, deferred
compensation or other employee benefit plans or provisions as may, from time to time, be approved by it, providing for pensions, retirement income, deferred compensation or other benefits for officers or employees of the Corporation and of any corporation which is a subsidiary of the Corporation, or any of them, in consideration for or in recognition of the services rendered by such officers or employees or as an inducement to future efforts. No such plan or provision which is not at the time of adoption unreasonable or unfair shall be invalidated or in any way affected because any director shall be a beneficiary thereunder or shall vote for any plan or provision under which he may benefit.

                  (f) To exercise, in addition to the powers and authorities hereinbefore or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and of the By-Laws of the Corporation.


                                   ARTICLE XI

                    TRANSACTIONS WITH DIRECTORS AND OFFICERS

                  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if (1) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (2) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

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                                 ARTICLE XII

                  INDEMNIFICATION OF DIRECTORS, OFFICERS AND
                                    OTHERS

                  (a) Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

                  (b) To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) of this Article XII, or in defense of any claim, issue or matter therein, such person shall be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith without the necessity of any action being taken by the Corporation other than the determination, in good faith, that such defense has been successful. In all other cases wherein indemnification is provided by this Article, unless ordered by a court, indemnification shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct specified in this Article XII. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon.

                  (c) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful. Entry of a judgment by consent as part of a settlement shall not be deemed a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

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                  (d)      Expenses (including attorneys' fees) incurred by an
officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation. Expenses (including attorneys' fees) incurred by former directors and officers or other employees or agents of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation upon such terms and conditions, if any, as the Corporation deems appropriate.

                  (e) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section
(e) to Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                  (f) The indemnification and advancement of expenses provided by this Article XII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                  (g)      Notwithstanding the foregoing provisions of this
Article XII, amounts payable by the Corporation in accordance with this Article XII shall be payable solely to the extent of funds actually received by the Corporation that are in excess of funds necessary to satisfy the obligations of the Corporation pursuant to the Agreements.



                                  ARTICLE XIII

                       COMPROMISE OR ARRANGEMENT BETWEEN
                 CORPORATION AND ITS CREDITORS OR STOCKHOLDERS

                  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class

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of creditors, and/or of the stockholders or class of stockholders of this
Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said recognition shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


                                  ARTICLE XIV

                  RESERVATION OF RIGHT TO AMEND CERTIFICATE OF
                                 INCORPORATION

                  Without the prior written consent of each nationally recognized rating agency which has been requested by the Corporation to rate any issue of Certificates issued pursuant to any Agreement or any series or class of Certificates and which is then rating such Certificates, the Corporation shall not amend, alter, change or repeal Article III, Article IV, this Article XIV or
Article XVI. Subject to the foregoing limitation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights of the stockholders herein are granted subject to this reservation.


                                   ARTICLE XV

                             ELECTION OF DIRECTORS

                  Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.


                                  ARTICLE XVI

                              CORPORATE PROCEDURES

                  (a) The Corporation's assets will not be commingled with those of any direct or ultimate parent of the Corporation except as otherwise permitted under (i) Master Pooling and Servicing Agreement, dated as of March 1, 1994, by and among the Corporation, as Transferor, Yamaha Motor Corporation, U.S.A., as Servicer, and the Fuji Bank and Trust Company, as Trustee on behalf of the Certificateholders of the Yamaha Motor Master Trust, as the same may be amended or supplemented from time to time or (ii) Sale and Servicing Agreement, dated as of March 30, 1995, by and among the Corporation, as Purchaser, Yamaha Motor Corporation, U.S.A., as Servicer, and the Bank of Tokyo Trust Company, as Collateral Trustee, as the same may be amended or supplemented from time to time.

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                  (b)      The Corporation will maintain separate corporate
records and books of account from those of any direct or ultimate parent of the Corporation.

                  (c) The Corporation will conduct its business from office space that is separate from any direct or ultimate parent of the Corporation.


                                  ARTICLE XVII

                              SECTION 203 ELECTION

                  The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.



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